Exhibit 99.3

Last update: 08/14/2023

DISTANCE VOTING BALLOT

Extraordinary General Meeting (EGM) - SINQIA S.A. to be held on 09/14/2023

Shareholder’s Name

Shareholder’s CNPJ or CPF

E-mail

Instructions on how to cast your vote

For this Remote Voting Form (“RVF) to be considered valid, the shareholder that opts for remote voting or its legal representative must (i) fill out all fields and (ii) sign all pages of this RVD. No notarization will be required. Documents that are in a foreign language must be translated to Portuguese, without need for sworn translation, notarization or consularization. Also, documents in foreign language which are in English are dismissed of translation.

Instructions for sending your ballot, indicating the delivery process by sending it directly to the Company or through a qualified service provider

For the RVF to be considered delivered, the shareholder who opts for remote voting must adopt one of the following alternatives:

(i) Send to the Company: The shareholder must send the respective RVF exclusively in a digitized file to the email ri@sinqia.com.br with the subject “RVF EGM SEPT 2023” - physical copies sent to the Company’s headquarters will not be accepted - accompanied by the documents required by the Company, at least 7 days before the date of the EGM (RVFs received after this date may be disregarded);

(ii) Send to the bookkeeper: The shareholder must transmit the voting instruction to fill out the RVF to the bookkeeper of the Company’s shares (Banco Bradesco S.A.), if their shares are held by the bookkeeper; or

(iii) Send to the custodian: The shareholder must transmit the voting instruction to fill out the RVF to the custodian of their shares, if their shares are deposited with the central depository, observing to the procedures established by the respective custodian.

The documents that must accompany the RVF are as follows:

For individuals:
Identification document with a photo of the shareholder

For legal entities:
The latest consolidated bylaws or articles of association and the corporate documents proving the legal representation of the shareholder; and
Identification document with a photo of the legal representative.

For investment funds:
The latest consolidated fund regulations;
Bylaws or articles of association of its administrator or manager, as the case may be, observing the funds voting policy and corporate documents proving the powers of representation; and Identification document with a photo of the legal representative.

In accordance with Article 46 of CVM 81, the Company will notify the shareholder within 3 days of receiving the RVF and the documents if the received documents are sufficient for the vote to be considered valid, or the procedures and deadlines for any rectification or resubmission, if necessary. If necessary, the rectification or resubmission of the voting form must also be made up to 7 days before the date of the EGM, that is, until 09/07/2023 (including).

Postal and e-mail address to send the distance voting ballot, if the shareholder chooses to deliver the document directly to the company / Instructions for meetings that allow electronic system’s participation, when that is the case.

Electronic: ri@sinqia.com.br (Subject: “RVF EGM SEPT 2023”)

Indication of the institution hired by the company to provide the registrar service of securities, with name, physical and electronic address, contact person and phone number

Banco Bradesco S.A. - Departamento de Ações e Custodia
Address: Cidade de Deus, Prédio Amarelo, 2nd floor, Vila Yara, Zip Code 06029-900, Osasco/SP, Brazil E-mail: dac.escrituracao@bradesco.com.br - Telephone: 0800 701 1616

The shareholder may send the remote voting instructions by delivering the Form in one of the agencies of Banco Bradesco S.A. with certified copies of the identification documents: a) individual: identity and proof of Residence issued less than 90 days; b) legal entity / investment funds: bylaws / social contract / regulation, documents proving representation and identity of the representative; and c) shareholders with tax domicile abroad: in addition, documents proving the origin of the resources will be required in accordance with CMN Resolution No. 4,373 or Law 4,131 / 62 and other related legislation.

DISTANCE VOTING BALLOT

Extraordinary General Meeting (EGM) - SINQIA S.A. to be held on 09/14/2023

Resolutions concerning the Extraordinary General Meeting (EGM)
[Eligible tickers in this resolution: SQIA3]

1. To examine, discuss and resolve on the “Protocolo e Justificação de Incorporação de Ações de Emissão da Sinqia S.A. pela Evertec Brasil Informática S.A.” (“Protocol”) and on the merger of shares issued by the Company into Evertec Brasil Informática S.A. (“Evertec BR”) (“Merger of Shares”) upon the delivery, to the Companys shareholders, of class A preferred shares and class B preferred shares issued by Evertec BR, automatically redeemable upon delivery, as consideration, of a cash installment and Level I Brazilian Depositary Receipts (BDRs) backed by common shares issued by Evertec, Inc. (Evertec Inc), under the terms and conditions set forth in the Protocol, hereby authorizing the Companys Officers to adopt all the necessary measures to implement the resolutions that may be approved at the EGM;

☐ Approve ☐ Reject ☐ Abstain

[Eligible tickers in this resolution: SQIA3]

2. To resolve on the waiver of Evertec BR’s obligation to join the Novo Mercado segment of B3
S.A. - Brasil, Bolsa, Balcão (“Novo Mercado”) due to the Merger of Shares, pursuant to Article 46, Sole Paragraph, of the Novo Mercado Regulation;

☐ Approve ☐ Reject ☐ Abstain

[Eligible tickers in this resolution: SQIA3]

3. To resolve on the termination of Sinqia’s Stock Concession Plan, immediately after the delivery of the shares covered by such plan to its beneficiaries.

☐ Approve ☐ Reject ☐ Abstain

City :

Date :

Signature :

Shareholder’s Name :

Phone Number :